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                                                                    Exhibit 99.2

LOGO       Cross Timbers Oil Company                                NEWS RELEASE
APPEARS
HERE
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Number: 00-19                                             For Immediate  Release

                 CROSS TIMBERS SELLS SIX MILLION COMMON SHARES

     FORT WORTH, TX (Nov 17, 2000) - Cross Timbers Oil Company (NYSE-XTO) today announced that it has sold six million shares of its common stock through Lehman Brothers Inc. Cross Timbers will use the proceeds of the offering to reduce outstanding indebtedness by approximately $115 million.

     This offering reduces long-term debt and increases Stockholders' Equity, thereby accelerating improvement in the Company's balance sheet. With this transaction, the Company expects debt at year-end 2000 to be between $755-$765 million.

     "Including this transaction, the Company expects to reduce its obligations by more than $330 million this year, while increasing Stockholders' Equity by approximately $200 million," stated Bob R. Simpson, Chairman and Chief Executive Officer. "With our sharply improved balance sheet, coupled with our outstanding growth prospects in the domestic natural gas business, our stock should trade at higher multiples of cash flow and earnings."

     Cross Timbers Oil Company is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived oil and gas properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, Oklahoma, Kansas, New Mexico, Arkansas, Wyoming and Alaska.

Contact:  John M. O'Rear                      Gary D. Simpson
          Vice President & Treasurer          Director of Investor Relations
          Cross Timbers Oil Company           Cross Timbers Oil Company
          817/870-2800                        817/870-2800

There will a conference call held in conjunction with this release. It will be broadcast live via Internet webcast at 11:00 A.M. ET (10:00 A.M.CT) on Monday, November 20, 2000. The webcast can be accessed on the Company's website at www.crosstimbers.com.
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Statements made in this press release, including those relating to Stockholders'
Equity, debt levels and the Company's growth prospects and stock price, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, market conditions, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, the availability of drilling equipment, changes in interest rates, higher than expected production costs and other expenses and the timing of receipts from the sale of oil and gas. Further information on risks and uncertainties is available in the Company's filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

810 Houston St., Suite 2000, Fort Worth, Texas 76102-6298
(817) 870-2800, Fax (817) 870-1671
www.crosstimbers.com